UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Harman International
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     413086109
                    ---------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                               -------------------------
CUSIP No. 413086109                   13G                  Page 2 of 14 Pages
------------------------                               -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Trustees of General Electric Pension Trust
        I.R.S. #14-6015763
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           None
      OWNED BY        ----------------------------------------------------------
        EACH           6
      REPORTING            SHARED VOTING POWER
       PERSON
        WITH               366,988
                      ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           None
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           366,988
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        366,988 (1,203,331 if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2% (6.5% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        EP
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 413086109                   13G                  Page 3 of 14 Pages
------------------------                               -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Investment Corporation, as Investment Adviser to GEPT (as defined below) and certain other entities and accounts
        I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           454,343
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON              366,988
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           454,343
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           366,988
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        821,331 (1,203,331 if aggregated with the shares beneficially owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4% (6.5% if aggregated with the shares beneficially owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 413086109                   13G                  Page 4 of 14 Pages
------------------------                               -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts
        I.R.S. #06-1238874
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           382,000
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           382,000
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        382,000 (1,203,331 if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.1% (6.5% if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                               -------------------------
CUSIP No. 413086109                   13G                  Page 5 of 14 Pages
------------------------                               -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Company
        I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           Disclaimed (see 9 below)
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON              0
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           Disclaimed (see 9 below)
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by General Electric
        Company
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

INTRODUCTORY NOTE: This statement is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Investment Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEIM"), and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"). GEIC acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to GEPT and certain other entities and accounts, and may be deemed to be a beneficial owner of 366,988 shares of Common Stock of Harman International (the "Issuer") owned by GEPT and of 454,343 shares of Common Stock of the Issuer owned by such other entities and accounts. GEIM acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, and may be deemed to be a beneficial owner of 382,000 shares of Common Stock of the Issuer owned by such entities or accounts. GEIM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)   Name of Issuer

            Harman International

Item 1(b)   Address of Issuer's Principal Executive Office

            1101 Pennsylvania Ave. NW
            Suite 1010
            Washington, DC 20004

Item 2(a)   Name of Person Filing

            Trustees of General Electric Pension Trust ("GEPT") (See Schedule
            II).

            General Electric Investment Corporation, as Investment Adviser to the Trustees of General Electric Pension Trust and certain other entities and accounts

            GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts

            General Electric Company (see Schedule I)

Item 2(b)   Address of Principal Business Office

            The address of the principal offices of GEPT, GEIC and GEIM is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)   Citizenship

            General Electric Pension Trust - New York
            General Electric Investment Corporation - Delaware
            GE Investment Management Incorporated - Delaware
            General Electric Company - New York

Item 2(d)   Title of Class of Securities

            Common Stock

Item 2(e)   CUSIP Number

            413086109

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act

            (b) [ ]     Bank as defined in Section 3(a) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

            (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

            (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

            (h) [ ]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4      Ownership

            (see cover pages and introductory note)

 Item 5     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                                TRUSTEES OF GENERAL ELECTRIC
                                                PENSION TRUST


                                                By:  /s/ Alan M. Lewis
                                                     -------------------------
                                                     Name:  Alan M. Lewis
                                                     Title: Trustee

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                                GENERAL ELECTRIC INVESTMENT
                                                CORPORATION, as Investment
                                                Adviser to General Electric
                                                Pension Trust and certain other
                                                entities and accounts


                                                By:   /s/ Michael M. Pastore
                                                      -------------------------
                                                     Name:  Michael M. Pastore
                                                     Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                                GE INVESTMENT MANAGEMENT
                                                INCORPORATED, as Investment
                                                Adviser to certain entities and
                                                accounts


                                                By:  /s/ Michael M. Pastore
                                                     -------------------------
                                                     Name:  Michael M. Pastore
                                                     Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                                GENERAL ELECTRIC COMPANY


                                                By:  /s/ John H. Myers
                                                     --------------------
                                                     Name:   John H. Myers
                                                     Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Harman International is being filed on behalf of each of the undersigned.

Dated: February 12, 1998

                                             TRUSTEES OF GENERAL ELECTRIC
                                             PENSION TRUST


                                             By:  /s/ Alan M. Lewis
                                                  ------------------------------
                                                  Name:  Alan M. Lewis
                                                  Title: Trustee

                                             GENERAL ELECTRIC INVESTMENT
                                             CORPORATION, as Investment Adviser
                                             to General Electric Pension Trust
                                             and certain other entities and
                                             accounts


                                             By:  /s/ Michael M. Pastore
                                                  ------------------------------
                                                  Name:  Michael M. Pastore
                                                  Title: Vice President

                                             GE INVESTMENT MANAGEMENT
                                             INCORPORATED, as Investment Adviser
                                             to certain entities and accounts


                                             By:  /s/ Michael M. Pastore
                                                  ------------------------------
                                                  Name:  Michael M. Pastore
                                                  Title: Vice President

                                             GENERAL ELECTRIC COMPANY


                                             By:  /s/ John H. Myers
                                                  ------------------------------
                                                  Name:  John H. Myers
                                                  Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

            The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove
c
                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey